                              ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated September 4, 1996 is by and between GOLDEN STATE VINTNERS, a California corporation, 60 East Sir Francis Drake Boulevard, Suite 301, Larkspur, California ("Buyer"), and VINTNERS INTERNATIONAL COMPANY, INC., a New York corporation with an office at 116 Buffalo Street, Canandaigua, New York ("Seller").

                                      RECITALS

      WHEREAS, Seller is the owner and operator of a winery facility located near Soledad, California, including land and improvements, structures and fixtures affixed thereon and machinery, equipment, cooperage, furnishings and other tangible personal property used in connection therewith (the "Soledad Facilities"); and

      WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Soledad Facilities, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

                                     ARTICLE I
                                 PURCHASE AND SALE

      1.1 ASSETS TO BE PURCHASED. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, on the Closing Date (as hereinafter defined), the Soledad Facilities, including without limitation the following assets:

            (a) All of Seller's right, title and interest in and to certain real property located near Soledad in the County of Monterey, State of California which is described on Exhibit A attached hereto (the "Real Property"), together with all rights and appurtenances pertaining to the Real Property including, without limitation, any and all rights of Seller in and to all roads, alleys, easements, streets and ways adjacent to the Real Property, strips and gores and rights of ingress and egress thereto;

            (b) All improvements, structures and fixtures placed, constructed or installed on or affixed to the Real Property;

            (c) All material items of machinery, equipment, cooperage, furnishings, and other tangible personal property, which as of the date hereof are owned by Seller and used by


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Seller exclusively in the operation of the Soledad Facilities, excluding the items of personal property currently stored on the Real Property and identified on Schedule 1.1(c)(i) hereof that are to be retained by Seller, (the "Personal Property"), which Personal Property shall include without limitation the items of Personal Property set forth on Schedule 1.1(c)(ii) hereto; and

      1.2 PURCHASE PRICE. The purchase price for the Soledad Facilities shall be Four Million Four Hundred Fifty Thousand Dollars ($4,450,000.00) (the "Purchase Price").

      1.3 NO ASSUMPTION OF EMPLOYEE OBLIGATIONS. Buyer shall not assume any liability or obligation of Seller with respect to any of Seller's employees located at the Soledad Facilities, including, but not limited to, any of Seller's obligations under any employee arrangements, union agreements or benefit plans.

      1.4 EARNEST MONEY DEPOSIT. Upon the execution and delivery to Seller of this Agreement, Buyer shall deposit the sum of One Hundred Fifty Thousand Dollars ($150,000) and, if and when Buyer exercises the Option (defined in Section 9.1), Buyer shall deposit an additional One Hundred Thousand Dollars ($100,000) (collectively, the "Earnest Money") in escrow with Chicago Title Company ("Chicago Title"). The Earnest Money shall be deposited by Chicago Title in an interest bearing account, pursuant to the instructions of Seller and on its behalf. The Earnest Money, together with all accumulated interest thereon, shall be delivered by Chicago Title to Seller at the Closing (as hereinafter defined) and shall be applied to the Purchase Price or delivered to Seller pursuant to Section 10.2.

      1.5 PAYMENT OF PURCHASE PRICE. Subject to all of the terms and conditions of this Agreement, at the Closing, Buyer shall pay Four Million Dollars ($4,000,000) of the Purchase Price (less the Earnest Money and accumulated interest thereon delivered by Chicago Title) to Seller in immediately available funds by wire transfer to an account specified by Seller, and deliver to Seller its note in the form of Exhibit B for the balance of the Purchase Price, after all prorations and adjustments provided for herein, bearing interest at eight percent (8%) per annum, compounded monthly, with the principal all due and payable in a lump sum at the end of the twenty-four (24) month period from the date of the Closing ("Note").


                                     ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

      2.1 ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all necessary corporate power and authority to own, use and transfer the Soledad Facilities.

                                          2
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      2.2   AUTHORITY OF SELLER.  Seller has the corporate power and authority to execute, deliver and perform under the terms of this Agreement. Seller's execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

      2.3 NO CONFLICT. Neither the execution or delivery of this Agreement nor the performance of the transactions contemplated hereby will conflict with or violate any provision of the Certificate of Incorporation or By-laws of Seller or of any indenture, mortgage, loan or other agreement, contract or instrument, or any court or administrative order to which Seller is a party or by which it may be bound or affected. No consent, waiver or approval by, notice to or filing with any person or entity is required in connection with the execution and delivery of this Agreement by Seller, compliance by Seller with any of the provisions hereof or consummation of the transactions contemplated hereby.

      2.4 NO LITIGATION. There are no legal, equitable, administrative or arbitration claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened against Seller to restrain or prevent the carrying out of the transactions contemplated hereby.

      2.5 TITLE TO ACQUIRED ASSETS. Seller has, or shall transfer to Buyer at the Closing, good and marketable title to each item included in the Soledad Facilities, free and clear of all encumbrances, other than encumbrances set forth on Schedule 2.5 attached hereto (the "Permitted Encumbrances").

      2.6 BROKERS AND FINDERS. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

      2.7   COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as may be disclosed in
Schedule 2.7, to Seller's knowledge, the Soledad Facilities comply with all Environmental Laws in all material respects.

                                    ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

      3.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the transactions contemplated hereby.

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      3.2   AUTHORITY FOR TRANSACTION.  Buyer has the corporate power and authority to execute, deliver and perform under the terms of this Agreement. Buyer's execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      3.3 NO CONFLICT. Neither the execution or delivery of this Agreement nor the performance of the transactions contemplated hereby will conflict with or violate any provision of the Certificate of Incorporation or By-laws of Buyer or of any indenture, mortgage, loan or other agreement, contract or instrument, or any court or administrative order to which Buyer is a party or by which it may be bound or affected. No consent, waiver or approval by, notice to or filing with any person or entity is required in connection with the execution and delivery of this Agreement by Buyer, compliance by Buyer with any of the provisions hereof or consummation of the transactions contemplated hereby.

      3.4 NO LITIGATION. There are no legal, equitable, administrative or arbitration claims, actions, suits, proceedings, or investigations pending or, to Buyer's knowledge, threatened against Buyer to restrain or prevent the carrying out of the transactions contemplated hereby.

      3.5 BROKERS AND FINDERS. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions of finders' fees in connection with the transactions contemplated hereby.

      3.6 BUYER'S REPRESENTATION OF PROPERTY INSPECTION. Buyer has conducted a full visual inspection of the property, and has not been denied reasonable access to any part thereof; Buyer has had a complete right to bring experts on the property and conduct, in a reasonable manner, all tests necessary to determine the condition of the property; Buyer has knowledge of applicable laws (including, but not limited to, laws and regulations governing zoning and land use, environmental conditions, and hazardous substances) and its review and investigation of the condition of the property has included consideration of the applicability and effect of such laws; and Buyer has investigated to its own satisfaction the environmental condition of the soil, water, ground water, and structures upon the property and of any equipment or materials stored on the property.

      3.7 BUYER'S ACKNOWLEDGMENT OF AGRICULTURAL USE OF THE PROPERTY AND INDEMNIFICATION FROM ACTION CONCERNING AGRICULTURAL CHEMICALS AND PESTICIDES. Buyer represents and acknowledges that it knows, and is aware, that the property has been used historically for the cultivation of crops and that such cultivation may have involved the use of DBCP or other agricultural chemicals used as pest or nematode control or as herbicides, pesticides, insecticides, soil sterilants or for other purposes associated with the agricultural use of the property. Buyer is aware and acknowledges that said prior use of agricultural chemicals may involve future clean-up or remedial action compelled or requested by any person, entity, or

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governmental agency pursuant to the Comprehensive Environmental Response
Compensation Liability Act, the Superfund Amendments and Reauthorization Act, the Clean Water Act; the Carpenter-Presley-Tanner Hazardous Substances Account Act; the Porter-Calogne Water Quality Act, the Resource Conservation and Recovery Act, or any other local, state or federal rule, regulation, or statute relating to environmental protection ("Environmental Laws").

      This Section shall constitute Seller's disclosure of agricultural chemicals and pesticides, not specifically known to Seller, but rendered likely by the historical use of the property, pursuant to Health and Safety Code
Section 25359.7.

      3.8 FINANCIALS. The audited financial statements provided by Buyer for its last two fiscal years and for the most recent stub periods were prepared in accordance with GAAP, consistently applied, and fairly represent the financial condition of the guarantor under the Guaranty.


                                     ARTICLE IV
                   LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

      4.1 NO OTHER REPRESENTATIONS OR WARRANTIES. The parties acknowledge that, except as expressly set forth in this Agreement, neither party hereto has made or is making any representations or warranties whatsoever, express or implied or otherwise, to the other party. WITHOUT LIMITING THE GENERALITY OR THE EFFECT OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III HEREOF, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED FROM SELLER, ITS AGENTS, OR BROKERS, AS TO ANY MATTERS CONCERNING THE PROPERTY INCLUDING WITHOUT LIMITATION: (1) the quality, nature, adequacy and physical condition of the property, (2) the quality, nature, adequacy, and physical condition of soils, geology and any ground water, (3) the existence, quality, nature, adequacy and physical condition of utilities that are presently serving the property or may be extended by any governmental entity to the property, (4) the development potential of the property, and the property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the property or any other public or private restriction on use of the property, (5) the compliance of the property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (6) the presence or removal of hazardous or toxic materials, substances or waste on, under or about the property or the adjoining or neighboring property, (7) the quality of any labor and materials used in any improvement on the property, (8) the condition of title of the property, (9) any leases, service contracts, or other agreements affecting the property, and (10) the economics of the operation of the property, (11) any licenses or permits for the production and/or sale of alcoholic beverages, (12) the existence,

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condition or defectiveness of any underground storage tanks, or (13) the potential or likelihood of flooding due to storm runoff or groundwater accumulation.

                                     ARTICLE V
                          PRE-CLOSING COVENANTS OF SELLER

      5.1 AFFIRMATIVE COVENANTS OF SELLER PRIOR TO CLOSING. During the period from the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall:

            (a) operate and maintain the Soledad Facilities in a manner reasonably consistent with its past practices and shall not permit the physical condition of the Soledad Facilities, taken as a whole, to materially deteriorate from its current condition, reasonable and ordinary wear and tear excepted; and

            (b) allow Buyer, or Buyer's authorized agents, reasonable access to the Soledad Facilities during regular business hours and upon reasonable advance notice to conduct any reasonable due diligence inspection Buyer deems desirable.

      5.2 NEGATIVE COVENANTS OF SELLER PRIOR TO CLOSING. During the period from the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall not, unless Buyer consents thereto:

            (a) sell, assign or create any right, title or interest whatsoever in or to the Soledad Facilities, or create or permit to exist any lien or encumbrance thereon, other than Permitted Encumbrances, without discharging such lien or encumbrance on or before the Closing Date.

            (b) take or omit to take any action (other than in the ordinary course of business), which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

                                     ARTICLE VI
                           CERTAIN ADDITIONAL AGREEMENTS

      6.1 PRORATIONS AND ADJUSTMENTS. Operating expenses, including but not limited to water, sewer, electric, gas, telephone and other utility charges, ad valorem taxes on the Soledad Facilities and general and special assessments for the current year shall be prorated at the Closing, effective as of the Closing Date, utilizing the best available computations of such items. Such adjustments will be payable from one party to the other on the Closing Date to the extent practicable. If current ad valorem tax assessments are unavailable at Closing, such ad valorem taxes shall be adjusted based on tax assessments for the immediately preceding tax year, with such tax proration to be adjusted in cash between the parties, based on actual taxes for the current year, at the time such actual taxes are determined.

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      6.2   BUYER'S INDEMNIFICATION. Buyer agrees to indemnify, defend and hold
Seller and Seller's affiliates and the directors, officers, shareholders, employees, assigns and successors and their affiliates harmless from any claims, liabilities, damages, penalties, fines, costs or losses, including attorney's fees, foreseen or unforeseen, that arise directly or indirectly from or in connection with the use or operation of the Real or Personal Property and/or the condition thereof during Buyer's ownership of such property after the Closing Date, including, but not limited to, the presence, suspected presence, release or suspected release of any hazardous substance of any kind caused by or attributable to Buyer, whether into the air, soil, surface water, ground water, pavement, structures, fixtures, equipment, tanks, containers or other personal property at the Real Property. This hold harmless and indemnification provision shall specifically and expressly include any actions by a person, entity, or governmental agency pursuant to applicable Environmental Laws.

                                    ARTICLE VII
                         CONDITIONS TO BUYER'S OBLIGATIONS

      7.1 Conditions. The obligation of Buyer to complete the actions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

            (a) The prorations and adjustments required by Section 6.1 hereof shall have been completed.

            (b) Seller shall have delivered to Buyer the following documents and instruments in form reasonably satisfactory to counsel to Buyer:

                  (i) A deed and other appropriate instruments of conveyance to convey all of Seller's interest in the Real Property, which shall be duly executed by Seller, acknowledged, and in recordable form.

                  (ii) Bills of sale, assignments and other instruments of transfer and conveyance, each duly executed by Seller, transferring to Buyer title to each item comprising the Soledad Facilities other than the Real Property.

                  (iii) A UCC-3 Statement sufficient to release any liens or encumbrances against the Soledad Facilities, the Real Property and the Personal Property existing pursuant to Uniform Commercial Code Financing Statements, and all other Leases that may be required with respect thereto.

                  (iv) Evidence of the reconveyance of any Deed of Trust encumbering the Soledad Facilities and/or the Real Property.

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            (c)   Seller shall have delivered to Buyer actual possession of the
Soledad Facilities.
 .
            (d) Buyer shall receive a commitment of the Chicago Title to issue, upon payment by Buyer of its regularly scheduled premium, a CLTA Owner's Policy of Title Insurance at Closing in the full amount of the Purchase Price, pursuant to which Chicago Title shall insure that fee simple title to the Property is vested in Buyer, containing no exceptions to such title other than the Permitted Encumbrances and those created by or on behalf of Buyer.

            (e) Buyer shall have received such other instruments and documents as shall have been reasonably requested by counsel to Buyer on or before the Closing Date.

            (f) There shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would be likely to restrain or prohibit, make illegal, or subject Buyer to material damages as a result of, the transactions contemplated hereby.

                                    ARTICLE VIII
                         CONDITIONS TO SELLER'S OBLIGATION

      8.1 CONDITIONS. The obligations of Seller to complete the transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

            (a) The Purchase Price shall have been paid to Seller in accordance with Section 1.5, including but not limited to the delivery of the Note, and Chicago Title shall have delivered the Earnest Money to Seller in accordance with Section 1.4.

            (b) The acquisition of the release of any security interest or reconveyance of any deed of trust in the Soledad Facilities.

            (c) Buyer shall have entered into the Wine Agreement attached hereto as Exhibit C(i) and the Storage Agreement attached hereto as Exhibit C(ii).

            (d) Seller shall have received such other instruments and documents as shall have been reasonably requested by counsel to Seller on or before the Closing Date.

            (e) There shall not be in effect any judgment decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would be likely to restrain or

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prohibit, make illegal, or subject Seller to material damages as a result of, the transactions contemplated hereby.

                                     ARTICLE IX
                                      CLOSING

      9.1 CLOSING. The closing hereunder (the "Closing") shall take place at the offices of Chicago Title Insurance Company, 50 Winham Street, Salinas, California 93901, at 10:00 A.M. local time, on a mutually acceptable date no longer than ninety (90) days from the date hereof or Buyer shall have the option (the "Option") of increasing the Earnest Money by depositing in escrow with Chicago Title an additional sum of One Hundred Thousand Dollars ($100,000), in which case, the Closing shall take place on a mutually acceptable date no longer than one hundred and twenty (120) days from the date hereof (the "Closing Date"). The Option shall be exercised by notice to Seller at least thirty (30) days prior to the expiration of the ninety (90) day period and by depositing the additional Earnest Money in escrow with Chicago Title upon the expiration of the ninety (90) day period.

                                     ARTICLE X
                                    TERMINATION

      10.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing Date, as follows:

            (a)   By the mutual written consent of Buyer and Seller.

            (b) By Buyer or by Seller, upon thirty (30) days notice to the other, following the breach by such other party of a mutual condition contained herein or of a representation or warranty thereof, which breach remains uncured at the end of such thirty (30) day period.

In the event of any termination as provided by this Section 10. 1, this Agreement shall thereupon become void and of no effect, without any liability on the part of any party except as otherwise set forth herein.

      10.2  LIQUIDATED DAMAGES.

      BUYER RECOGNIZES THAT IF THIS PURCHASE AND SALE IS NOT CONSUMMATED BECAUSE OF BUYER'S FAILURE TO COMPLETE THE TRANSACTION CONTEMPLATED HEREBY FOR A REASON OTHER THAN SELLER'S DEFAULT OR A FAILURE OF A CONDITION TO BUYER'S OBLIGATIONS TO OCCUR, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF THE DETRIMENT TO SELLER. THE PARTIES HAVE DETERMINED AND AGREED THAT THE ACTUAL AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER AS A

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      RESULT OF ANY SUCH DEFAULT IS DIFFICULT OR IMPRACTICABLE TO
      DETERMINE AS OF THE DATE OF THIS AGREEMENT AND THAT THE AMOUNT OF THE EARNEST MONEY (AS DEFINED IN SECTION 1.4) PLUS ALL INTEREST ACCRUED THEREON IS A REASONABLE ESTIMATE OF THE AMOUNT OF SUCH DAMAGES. FOR THESE REASONS, THE PARTIES AGREE THAT IF THIS PURCHASE AND SALE IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, SELLER SHALL BE ENTITLED TO RETAIN THE FULL AMOUNT OF THE EARNEST MONEY PLUS ACCRUED INTEREST AS LIQUIDATED DAMAGES.

      --------------------                            ---------------------
      Buyer                                           Seller


      10.3 SPECIFIC PERFORMANCE. Seller acknowledges that the remedies at law available to Buyer for the breach of any provision of this Agreement, or the failure by Seller to perform pursuant to the terms hereof, may be inadequate and that Buyer may suffer immediate and irreparable harm with respect to such breach. Seller hereby agrees that Buyer shall have the right to seek the specific performance by Seller of the terms of this Agreement, in addition to any and all other rights or remedies at law or in equity, including without limitation, Buyer's right to seek damages, that may be available to Buyer.

                                     ARTICLE XI
                                    CONDEMNATION


      11.1 CONDEMNATION. In the event that all or a material part of the Real Property is appropriated prior to the close of escrow by the exercise of the power of eminent domain, Buyer or Seller shall have the right to terminate this Agreement, in which case the full amount of the Earnest Money (and all interest thereon) shall be returned to Buyer. Following such condemnation, if the Agreement is terminated and escrow does not close, then Buyer shall have no compensable interest and no right to share in the condemnation award; provided, however, if the Agreement is not terminated and escrow does close, then Buyer shall have the right to offset the amount of the condemnation award, less the expenses of the condemnation proceedings incurred by Seller, against the Purchase Price or to collect the condemnation award in the first instance in Buyers' sole discretion.

                                    ARTICLE XII
                                 GENERAL PROVISIONS

      12.1 COVENANT OF FURTHER ASSURANCES. At and after the Closing, upon request of Buyer, Seller shall take such action and deliver to Buyer such further instruments of assignment, conveyance, transfer or delivery or other documents of further assurance as in the opinion of

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counsel for Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance, assignment and delivery of the Soledad Facilities and possession thereof to Buyer, its successors and assigns in accordance with the terms of this Agreement.

      12.2 TAXES ON TRANSACTION. All sales, use or similar taxes payable by reason of the transfer of Personal Property pursuant to this Agreement shall be borne and paid by Buyer within thirty days of the Closing Date.

      12.3 EXPENSES OF THE PARTIES. Except as otherwise specified herein, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be borne solely by the party which shall have incurred the same, and no other party shall have any liability in respect thereof.

      12.4 AMENDMENT AND WAIVER. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No failure on the part of any party hereto to exercise and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

      12.5 INTEGRATION. This Agreement contains all of the agreements and understandings of the parties with respect to any matter mentioned in this Agreement, and supersedes and terminates all prior and contemporaneous agreements between Seller and Buyer with respect to the matters covered in this Agreement. The Agreement may be modified in writing only, signed by the Seller and Buyer at the time of the modification.

      12.6 RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party to create the relationship of principal and agent, partnership, joint venture, or any other association between Buyer and Seller.

      12.7 NO RIGHTS IN THIRD PARTIES. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any third party, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision in this Agreement give any third party any right of subrogation or action over or against any party to this Agreement.

      12.8 ASSIGNMENT. Buyer shall not assign, transfer, or convey its rights and obligations under this Agreement with respect to the property without the prior written consent of Seller. Any attempted assignment without the prior written consent of Seller shall be void and Buyer shall be deemed in default of this Agreement. Any permitted transfer shall not relieve the assigning party from its liability under this Agreement.

      12.9 REMEDIES CUMULATIVE. No remedy or election of remedies provided for in this Agreement shall be deemed exclusive, but shall be cumulative with all other remedies at law or in equity. Each remedy shall be construed to give it the fullest effect allowed by law.

      12.10 INDEMNIFICATION. Each party to this Agreement shall defend, indemnify, and hold harmless, the other party from any losses, liabilities, claims, costs, and expenses, including reasonable attorney's fees and expenses, resulting from, or when occurred in connection with, any breach of any warranty, the incorrectness of any representation, or the failure to perform any agreement or covenant contained in the Agreement.

      12.11 KNOWLEDGE. Wherever the term "knowledge" or "known" is used in connection with Seller, it shall be limited to the knowledge of Mark Gabrielli, John Handel and Dan Barnett.

      12.12 TIME OF ESSENCE. Time shall be of the essence in this Agreement and each and all of its provisions in which performance is a factor.

      12.13 SEVERABILITY. The invalidity of any Section or provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision of this Agreement.

      12.14 WAIVER. The forbearance in the enforcement of any term or provision of this Agreement, or the waiver of any of the covenants in this Agreement, or the prompt and timely performance thereof, shall not be deemed or construed to be a waiver of each party's rights to enforce the same at any future time, nor shall it be a continuing waiver, nor shall any party who has made such waiver be required to give written demand for performance to the other party in order to enforce the terms of any condition or covenant which may have been waived, not enforced, or extended as to time of performance.

      12.15 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws contained therein.

      12.16 NOTICES. Any notice, report demand, waiver or consent required or permitted hereunder or any other related document shall be in writing and shall be personally delivered, or sent by registered, certified or express first-class mail, postage prepaid, or by telecopy or reputable overnight courier service, addressed as follows:

            If to Seller:     Vintners International Company, Inc.
                              116 Buffalo Street
                              Canandaigua, New York 14424
                              Attn:  Robert S. Sands, Vice President
                              Telecopier: (716) 396-7675

            If to Buyer:      Golden State Vintners
                              60 East Sir Francis Drake Blvd., Suite 302
                              Larkspur, CA  94939
                              Attn:  Jeffrey B. O'Neill, President
                              Telecopier: (415) 461-4497

Each such notice or other communication given by mail shall be deemed to have been given when it is delivered by hand, deposited in the United States mail in the manner specified herein, deposited with a reputable overnight courier service or telecopied and the appropriate confirmation of transmission is received. Any party to this Agreement may change its address or telecopier number for the purpose hereof by giving notice in accordance with the provisions of this Section 12.16.


      12.17 HEADINGS: COUNTERPARTS. The article and section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.18 NO SOLICITATIONS. So long as Buyer is not in breach of any provision hereof, prior to the Closing Date, Seller shall not communicate with, solicit, or encourage or participate in any discussions or negotiations with any entity or person (other than Buyer) with respect to the sale of all or any portion of the Soledad Facilities.

      IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement on the date first written above.

                                    VINTNERS INTERNATIONAL COMPANY, INC.


                                    By:   /S/  ROBERT S. SANDS
                                          -------------------------------------
                                          Robert S. Sands
                                          Secretary



                                    GOLDEN STATE VINTNERS


                                    By:   /s/  Jeffrey B. O'Neill
                                          -------------------------------------
                                    Its:  President
                                          -------------------------------------

                    FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT is made and entered into as of September 17, 1996, by and between GOLDEN STATE VINTNERS, a California corporation, 60 East Sir Francis Drake Boulevard, Suite 301, Larkspur, California ("Buyer"), and VINTNERS INTERNATIONAL COMPANY, INC., a New York corporation with an office at 116 Buffalo Street, Canandaigua, New York ("Seller").


                                      RECITALS


WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement dated September 4, 1996, pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, that certain property described in Section 1.1 of the Asset Purchase Agreement.

WHEREAS, Seller and Buyer now desire to modify or amend the Asset Purchase Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Section 1.5 of the Asset Purchase Agreement is hereby amended to provide that, at the Closing, Buyer shall pay Three Million, Nine Hundred and Fifty Thousand Dollars ($3,950,000) of the Purchase Price to Seller upon all of the terms and conditions set forth in Section 1.5.

      2. Exhibit B to Exhibit C(i) of the Asset Purchase Agreement, the Wine Sale Agreement, is hereby amended by deleting the 2,000 Tons of 100% California Rubired grapes to be delivered in 1996.

      3. Concurrent with the execution hereof, Buyer agrees to execute and be bound by the terms of the Market Price Contract, attached hereto.

      4. The commencement date, September 4, 1996, of Exhibit C(i), Wine Sale Agreement, and Exhibit C(ii), Storage Agreement, is hereby deleted and a blank is substituted therefor, which such blank will be completed upon execution of each such Exhibit in accordance with the Asset Purchase Agreement.

      5. Except as otherwise modified or amended above, the terms and conditions of the Asset Purchase Agreement shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this First Amendment to Asset Purchase Agreement, the terms of this First Amendment shall control.

      6. This First Amendment to Asset Purchase Agreement may be signed in counterpart and transmitted by telefacsimile. A copy of this First Amendment to Asset Purchase Agreement containing counterpart signatures obtained by telefacsimile shall be as valid and enforceable as a single original draft signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Asset Purchase Agreement the date and year first above written.


                                    Seller:

                                    VINTNERS INTERNATIONAL COMPANY, INC.,
                                    a New York corporation

                                    By:   /s/  Robert S. Sands
                                          -------------------------------------
                                    Its:  Secretary



                                    Buyer:

                                    GOLDEN STATE VINTNERS
                                    a California corporation,

                                    By:   /s/  Jeffrey B. O'Neill
                                          -------------------------------------
                                    Its:  President
                                          -------------------------------------



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